As filed with the Securities and Exchange Commission on September 28, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	16-0757636
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
East Aurora, New York 14052-0018
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Scannell	with a copy to:
Vice President and Chief Financial Officer	John B. Drenning, Esq.
Moog Inc.	John J. Zak, Esq.
East Aurora, New York 14052-0018	Hodgson Russ LLP
(716) 652-2000	140 Pearl Street
(Name, address, including zip code, and telephone number,	Buffalo, New York 14202
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed	Proposed maximum
securities	Amount to be	maximum offering	aggregate offering	Amount of registration
to be registered	registered	price per share	price	fee
Class A Common Stock	(1)	(1)	(1)	(1)(2)

(1)	An indeterminate aggregate number of shares of Class A common stock is being registered as may from time to time be issued at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

MOOG INC.

CLASS A COMMON STOCK

This prospectus provides you with a general description of the Class A common stock that we may offer from time to time. Each time we sell Class A common stock, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may not be used to sell our Class A common stock unless it is accompanied by a prospectus supplement or other offering material.

We may offer the Class A common stock in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell the Class A common stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the Class A common stock, we will name them and describe their compensation in a prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “MOG.A.”

Our business and investment in our Class A common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 10 of this prospectus and in our periodic reports filed with the Securities and Exchange Commission, the applicable prospectus supplement and other offering material.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 28, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, Moog Inc., filed with the Securities Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of Class A common stock described in the prospectus, in one or more offerings. This prospectus provides you with a general description of the Class A common stock we may offer. Each time we sell Class A common stock, we will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the Class A common stock offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus have been filed with the SEC as exhibits to the registration statement. Before you invest in our Class A common stock, you should read the relevant documents and agreements.

References to “Moog” refer to Moog Inc. Unless otherwise indicated or the context otherwise requires, references to “we,” “us” or “our” refer collectively to Moog Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy the Class A common stock described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, or any document incorporated by reference in this prospectus and the applicable prospectus supplement, is accurate as of any date other than their respective dates. There may have been changes in our affairs since such date.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the termination of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the year ended September 27, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 27, 2008, March 28, 2009 and June 27, 2009; and

•	Our Current Reports on Form 8-K filed October 3, 2008, October 7, 2008, October 30, 2008 (but only with respect to the disclosure under Item 8.01 included in such report), November 14, 2008, December 31, 2008, January 23, 2009, February 2, 2009, February 17, 2009, March 2, 2009, June 1, 2009, June 26, 2009, September 4, 2009, September 21, 2009 and September 28, 2009.

You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

Moog Inc.
Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000

Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, and any applicable prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are included throughout this prospectus, including in the sections entitled “Moog Inc.” and “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of terms such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume,” “assume,” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” appearing in this prospectus and any accompanying prospectus as well as to other information in this prospectus, any accompanying prospectus and the documents incorporated by reference. The forward-looking statements included in this prospectus are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors. The factors identified below are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results.

Important factors, risks and uncertainties include:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;

•	our dependence on government contracts, that may not be fully funded or may be terminated;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;

•	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;

•	intense competition, which may require us to lower prices or offer more favorable terms of sale;

•	our indebtedness, which could limit our operational and financial flexibility;

•	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;

•	increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

•	our dependence on our management team and key personnel;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could limit our ability to sell our products outside the United States;

•	product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;

•	the possibility that litigation results may be unfavorable to us;

•	our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;

•	the cost of compliance with environmental laws;

•	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;

•	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;

•	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and

•	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

MOOG INC.

Our Company

Overview

We are a worldwide designer, manufacturer and integrator of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace and defense, industrial and medical markets. Our aerospace and defense products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles, controls for gun aiming, stabilization, and automatic ammunition loading for armored combat vehicles, and homeland security products. Our industrial products are used in a wide range of applications, including injection molding machines, pilot training simulators, wind energy, power generation, material and automotive testing, metal forming, heavy industry and oil exploration. Our medical products include infusion therapy pumps, enteral clinical nutrition pumps, slip rings used on CT scanners, and motors used in sleep apnea devices. For fiscal year 2008, our sales were $1.903 billion, our net cash provided by operating activities was $108 million and our net earnings were $119 million.

Our principal customers are Original Equipment Manufacturers, or OEMs, and end users for whom we provide aftermarket support. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales. The majority of these sales were to a small number of large companies. Due to the long-term nature of many of the programs, many of our relationships with aerospace and defense OEM customers are based on long-term agreements. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers and were generally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal year 2008, aftermarket sales accounted for 18% of total sales.

We have five operating segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Systems, (4) Components, and (5) Medical Devices.

Our Aircraft Controls Segment ($673 million, or 35%, of 2008 Sales)

Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems are used in large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft. We also supply ground-based navigational aids.

We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs, including the Lockheed Martin F-35 Joint Strike Fighter, Boeing 787 Dreamliner and Boeing’s extended range 747-8, Airbus A350XWB and several business jet programs. The F-35 is in the flight test phase and recently entered low rate initial production. The 787 program began design and development in 2004 and is beginning to transition to production. The first flight of the Boeing 787 Dreamliner is currently scheduled for the end of calendar year 2009 with Boeing’s initial aircraft delivery to occur by the end of calendar year 2010. The Airbus A350XWB is in early stage development with entry into service planned for 2013. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/A-18 E/F Super Hornet, the V-22 Osprey tiltrotor, the Black Hawk/Seahawk helicopter and the F-15 Eagle. Our large commercial production programs include the full line of Boeing 7-series aircraft, Airbus A330/340 and a variety of business jets. Aftermarket sales, which represented 32% of our fiscal year 2008 sales for this segment, consist of the maintenance, repair, overhaul and parts supply for both military and commercial aircraft. Our aircraft products work in very demanding environments, necessitating repair or replacement of parts from time to time. Further, both our military and commercial customers throughout the world carry spares inventory in order to minimize down time.

Our Space and Defense Controls Segment ($253 million, or 13%, of 2008 Sales)

Our Space and Defense Controls segment provides controls for satellites and space vehicles, armored combat vehicles, launch vehicles, tactical and strategic missiles, homeland security and other defense applications. For commercial and military satellites, we design, manufacture and integrate steering and propulsion controls and controls for positioning antennae and deploying solar panels. The Atlas, Delta and Ariane launch vehicle programs and the Space Shuttle use our steering and propulsion controls. We are also developing products for the Ares I launch vehicle and Orion crew vehicle on the Constellation program, NASA’s replacement for the Space Shuttle. We supplied couplings, valves and actuators for the International Space Station. We design and build steering and propulsion controls for tactical and strategic missile programs, including VT-1, Hellfire, TOW, Trident and Minuteman. We supply valves and steering controls on the U.S. National Missile Defense development initiative. We design and manufacture systems for gun aiming, stabilization, automatic ammunition loading and driver vision enhancement on armored combat vehicles for a variety of international and U.S. customers, including Krauss-Maffei Wegmann GmbH & Co. KG, Land Systems Hägglunds AB, and General Dynamics. We also provide sensor and surveillance systems for the homeland security market.

Our Industrial Systems Segment ($532 million, or 28%, of 2008 Sales)

Industrial Systems serves a global customer base across a variety of markets. Historically, our major markets have included plastics making machinery, simulation, power generation, test, metal forming and heavy industry. Sales into those markets accounted for over 60% of our total sales in this segment. The recent global recession has significantly affected our sales in most of our industrial markets in 2009. For the plastics making machinery market, we design, manufacture and integrate systems for all axes of injection and blow molding machines using leading edge technology, both hydraulic and electric. We supply electromechanical motion simulation bases for the flight simulation and training markets. In the power generation market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry control applications that include wind turbines. For the test markets, we supply controls for automotive, structural and fatigue testing. Metal forming markets use our systems to provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. Other markets include oil exploration, material handling, auto racing, carpet tufting, paper and lumber mills. In addition, recent acquisitions have allowed us to target wind energy as a new market. For wind energy, we make electric rotor blade controls and blade monitoring systems for wind turbines. We expect this new wind energy market to be our strongest industrial market in 2010 as measured by sales.

Our Components Segment ($341 million, or 18%, of 2008 Sales)

The Components segment serves many of the same markets as our other segments. The Components segment’s three largest product categories are slip rings, fiber optic rotary joints and motors.

Slip rings and fiber optic rotary joints accounted for approximately 60% of our fiscal year 2008 sales for this segment and use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data through a rotating interface. They come in a range of sizes that allow them to be used in many applications, including diagnostic imaging CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, surveillance cameras and remotely operated vehicles for offshore oil exploration. Our motors are used in an equally broad range of markets, many of which are the same as for slip rings. Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation, with the largest market being sleep apnea equipment. Industrial markets use our motors for material handling and electric pumps. Military applications use our motors for gimbals, missiles and radar pedestals. Components’ other product lines include electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.

Our Medical Devices Segment ($103 million, or 6%, of 2008 Sales)

This segment operates within four medical devices market areas: infusion therapy, enteral clinical nutrition, sensors and surgical handpieces. For infusion therapy, our primary products are electronic ambulatory infusion pumps along with the necessary administration sets as well as disposable infusion pumps. Applications of these products include hydration, nutrition, patient controlled analgesia, local anesthesia, chemotherapy and antibiotics. We manufacture and distribute a complete line of portable pumps, stationary pumps and disposable sets that are used in the delivery of enteral nutrition for patients in their own homes, hospitals and long-term care facilities. We manufacture and distribute ultrasonic and optical sensors used to detect air bubbles in infusion pump lines and ensure accurate fluid delivery. Our surgical handpieces are used to safely fragment and aspirate tissue in common medical procedures such as cataract removal.

Our Markets

We operate within the aerospace and defense, industrial and medical markets. Our aerospace and defense markets are affected by market conditions and program funding levels, while our industrial markets are influenced by general capital investment trends. Our medical markets are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances and patient demand. A common factor throughout our markets is the continuing demand for technologically advanced products.

Aerospace and Defense

The military aircraft market is dependent on military spending for development and production programs. Production programs are typically long-term in nature, offering predictability as to capacity needs and future revenues. We maintain positions on numerous high priority programs, including the F-35 Joint Strike Fighter, the F/A-18 E/F Super Hornet and V-22 Osprey. The large installed base of our products leads to attractive aftermarket sales and service opportunities. Aftermarket revenues are expected to continue to grow due to a number of scheduled military retrofit programs and increased flight hours resulting from increased military commitments.

The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions. The aftermarket is driven by usage of the existing aircraft fleet, the age of the installed fleet and is currently being impacted by fleet re-sizing programs for passenger and cargo aircraft. Changes in aircraft utilization rates affect the need for maintenance and spare parts and impact aftermarket sales. Boeing and Airbus have historically adjusted production in line with air traffic volume.

The military and government space market is primarily dependent on the authorized levels of funding for satellite communications. Government spending on military satellites has risen in recent years as the military’s need for improved intelligence gathering has increased. The commercial space market is comprised of large satellite customers, traditionally telecommunications companies. Trends for this market, as well as for commercial launch vehicles, follow telecommunications companies’ need for increased capacity and the satellite replacement lifecycle of 7-10 years. Our position on NASA’s Constellation program for crew transportation to the Space Station and the exploration of the Moon, and possibly Mars, holds the potential to be a long-run production program.

The tactical and strategic missile and defense controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels. Our homeland security product line is dependent on government funding at federal and local levels, as well as private sector demand.

Industrial

The industrial markets we serve are influenced by several factors, including capital investment, product innovation, economic growth, cost-reduction efforts and technology upgrades. The industrial markets are experiencing challenges from current global economic conditions. These challenges include reacting to slowing demand for industrial automation equipment, steel and automotive manufacturing and delayed orders as customers manage inventory levels. Despite the general slowdown in demand from the global recession, we continue to see strong demand in the growing wind energy market.

Medical

The medical markets we serve are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances, patient demands and the need for precision control components and systems. Advances in medical technology and medical treatments have had the effect of extending the average life span, in turn resulting in greater need for medical services. These same technology and treatment advances also drive increased demand from the general population as a means to improve quality of life. Greater access to medical insurance, whether through government funded health care plans or private insurance, also increases the demand for medical services.

Our Business Strengths

Since our founding in 1951, we have concentrated on providing our customers with products designed and manufactured to the highest quality standards. In achieving a leadership position in the high performance, precision controls market, we have capitalized on our strengths, which include:

Superior technical competence and customer intimacy breed market leadership.  Our innovative approach to working closely with our customers to solve their controls needs has been a very successful strategy for us. We attract and retain some of the best and brightest engineers who have solved some of the most difficult motion control problems. We designed and supply the flight controls on the V-22 Osprey and F-35 Joint Strike Fighter. By solving our customers’ complex design and development challenges, we obtain substantial follow-on production and aftermarket business. As a result, we believe we are a leader in most of the markets we serve, including aircraft flight controls, space and defense steering and fuel controls and certain industrial controls.

Customer diversity and broad product portfolio.  We have focused on building our business based on a balanced portfolio of OEM and aftermarket customers. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales, with the majority of these sales to a small number of large companies. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. The breadth of our product range includes electrohydraulic, electromechanical, electrohydrostatic and electric controls as well as control software, allowing each of our segments to reach numerous markets.

Well-established international presence serving customers worldwide.  We have a well-established international presence throughout Europe, Asia and South America. We entered mainland China in 1997, and our Chinese operations have enjoyed rapid sales growth. Our reputation for superior quality performance has helped to expand our marketing reach in demanding global controls markets. Our network of well-established subsidiaries in the Americas, Europe and Asia allows us to effectively address our customers’ needs, wherever they may be located. In fiscal year 2008, 20% of our sales came from our European operations, 7% from our Asian operations, and the balance were generated from the Americas, predominantly the United States. Our principal manufacturing operations are located in the United States, the Philippines, Germany, England, Italy, Japan, China, Ireland, India and Luxembourg.

Proven ability to successfully integrate acquisitions.  We have acquired numerous companies over the last 15 years. Our success in integrating these acquired businesses into our existing operations and gaining the benefit of available synergies is evidenced by our long-term sales growth and net earnings growth. Our organic sales growth of 9% compounded annually for 1994 to 2008 complements our growth through acquisitions.

Our Business Strategy

We intend to increase our revenue base and improve our profitability and cash flows from operations by building on our market leadership positions, by strengthening our niche market positions in the principal markets we serve and by extending our participation on the platforms we supply by providing more systems solutions. We also expect to maintain a balanced, diversified portfolio in terms of markets served, product applications, customer base and geographic presence. Our strategy to achieve our objectives includes:

Maintaining our technological excellence by building upon our systems integration capabilities while solving our customers’ most demanding technical problems.  Our historical commitment to technological superiority is demonstrated by our past work on significant programs such as the F-15 Eagle, B-2 stealth bomber, Space Shuttle, Boeing 7 series, and V-22 Osprey. We believe our successes in being selected to supply control systems on a number of significant applications, including the F-35 Joint Strike Fighter, Boeing 787, Airbus A350XWB, NASA’s Constellation program, electric motion simulators for flight training, and flight control electronics on the high capacity Boeing 747-8, demonstrate our commitment to remain on the leading edge of technological advancements. These recent program successes for the newer design and development initiatives serve to further broaden our technological capabilities and strengthen our market leadership position. By taking advantage of our strong market share, particularly in the high-end precision control markets, we continue to build our credentials as an innovative, capable and reliable systems integrator and subsystems supplier.

Taking advantage of our global capabilities.  Our global network of international subsidiaries, in combination with our strong base in the U.S., provides us with unique opportunities to reach across the global markets we serve. For example, our aerospace OEM activity is concentrated in the U.S. and Europe, while our aerospace aftermarket business is global in nature. Our industrial business is also global in nature. Our operating philosophy is to identify centers of excellence for design, manufacture and aftermarket service to enable our subsidiaries to concentrate on what they do best. Certain of our subsidiaries are staffed principally by sales and applications engineers who then tap resources elsewhere in our network of companies. With our objective of providing increasing value to our customers, we are able to take advantage of the synergies that result from sharing resources and capabilities across our operating units throughout the world.

Growing our profitable aftermarket business.  We market spare and replacement parts and repair services directly to our aerospace, industrial and medical customers through our extensive network of U.S. operations and international subsidiaries. Our aftermarket business generally is more profitable than our OEM business, and it provides a continuing revenue stream for many years after the end of OEM production. We have a dedicated customer service organization responsive to our aftermarket customers’ needs.

Capitalizing on strategic acquisitions and opportunities.  We intend to enhance our existing product offerings through continued investment in independent research and development activities, teaming with our customers in development initiatives, and selective, strategic acquisitions. We have made several acquisitions that have broadened our product offerings and markets we serve. A recent example is the acquisition of LTi REEnergy GmbH. LTi REEnergy specializes in the design and manufacture of servo controllers as well as complete drive systems for electric rotor blade controls for wind turbines, and provides us greater opportunities in the wind energy market.

Entering and developing new markets.  We expect to expand our capabilities into new, growing markets by focusing on markets that are compatible with our precision controls competence. Recent examples are our entry into the homeland security and medical devices markets. Our broad expertise as a designer and supplier of precision controls allows us to consider entering new markets, generally at the high end of the performance spectrum.

Striving for continuing cost improvements.  We continue to pursue cost and cycle time reductions using lean initiatives to improve efficiency and maximize value to our stakeholders. Our well-established low-cost manufacturing centers in the Philippines and India provide us with a competitive advantage on long-term production programs.

We were incorporated in New York in 1951. Our principal executive offices are located at Seneca St. at Jamison Road, East Aurora, New York 14052, and our telephone number is (716) 652-2000. Our internet address is www.moog.com. Our internet site is not incorporated into this prospectus.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should understand and carefully consider the risks described below and the risk factors relating to our industry and business described in our Annual Report on Form 10-K for the year ended September 27, 2008, as well as all of the other information contained in this prospectus, the applicable prospectus supplement and the information incorporated by reference, including our financial statements and the related notes. Any of these risks could materially adversely affect our business, financial condition, results of operations and the trading price of our Class A common stock, and you may lose all or part of your investment.

The voting rights of the Class A common stock are limited.

The voting rights of the holders of Class A common stock are limited by our certificate of incorporation. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect the remaining eight directors. On all other matters except as is required by law, the Class A and Class B common stock vote together as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.

Our officers and directors and shareholders affiliated with them control the vote of a significant percentage of our voting stock and as a result exert influence over us, and may have interests that conflict with those of other shareholders, including purchasers of Class A common stock.

As of September 24, 2009, 85.1% of the Class B common stock and 4.9% of the Class A common stock was held in the aggregate by the Moog Inc. Retirement Savings Plan Trust, the Moog Inc. Retirement Plan Trust, relatives of the late Jane B. Moog subject to The Moog Family Agreement as to Voting and our officers and directors. These shareholders as a group possess the voting power to elect a majority of the board of directors and to effectively control our business policies and affairs, and may have interests that conflict with those of other shareholders, including purchasers of our Class A common stock.

New York law and our certificate of incorporation and by-laws contain provisions that could delay and discourage takeover attempts that shareholders may consider favorable.

Certain provisions of our certificate of incorporation and by-laws and applicable provisions of New York corporate law may make it more difficult for, or prevent, a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the limited voting rights of the Class A common stock and the fact that 4.9% of the Class A and 85.1% of the Class B common stock, representing 48.1% of the voting power of our outstanding common stock, is owned or controlled by our affiliates;

•	our ability under our certificate of incorporation to issue additional shares of Class B common stock and shares of “blank check” preferred stock without action of the shareholders;

•	provisions of our certificate of incorporation and by-laws which create a staggered board of directors with each director elected for a three-year term; and

•	provisions of New York corporate law which impose limitations on persons proposing to acquire us in a transaction not approved by our board of directors.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

Possible volatility in the price of our common stock could negatively affect us and our shareholders.

The trading price of our Class A common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly. Additionally, our Class A common stock has historically had low trading volumes. The limited liquidity for holders of our Class A common stock may add to the volatility of the trading price of our common stock. For example, from October 1, 2007 to September 24, 2009, the sales prices of our Class A common stock have ranged from $17.90 per share to $56.47 per share. These effects could materially adversely affect the trading market and prices for our Class A common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of our Class A common stock, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our Class A common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

You may not receive dividends on our Class A common stock.

Holders of our Class A common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Covenants contained in our debt agreements limit the payment of dividends on our Class A common stock. Furthermore, our articles of incorporation permit our board of directors to declare and issue preferred stock with dividend rights that rank prior in right of payment to the Class A common stock without further approval by holders of Class A common stock. We did not pay cash dividends on our Class A common stock or Class B common stock in 2007 or 2008 and have no plans to do so in the foreseeable future.

Any issuance of preferred stock could adversely affect the holders of our Class A common stock.

Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share, redemption prices and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our Class A common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our Class A common stock.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the Class A common stock offered hereby for general corporate purposes, which may include the repayment of our debt obligations, capital expenditures, working capital and financing acquisitions. Further details relating to the use of the net proceeds of any of the Class A common stock will be set forth in the applicable prospectus supplement.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the New York Stock Exchange under the symbol MOG.A. The following table sets forth for the quarters indicated the high and low sales prices as reported by the New York Stock Exchange.

	High	Low

Fiscal 2007
First Quarter	$40.50	$33.91
Second Quarter	41.74	35.03
Third Quarter	45.16	40.22
Fourth Quarter	49.42	37.20
Fiscal 2008
First Quarter	$49.19	$41.18
Second Quarter	48.24	38.79
Third Quarter	46.37	37.46
Fourth Quarter	56.47	35.30
Fiscal 2009
First Quarter	$43.36	$24.00
Second Quarter	39.58	17.90
Third Quarter	28.57	21.50
Fourth Quarter (through September 24, 2009)	33.17	22.93

The closing sale price of our Class A common stock on September 24, 2009 as reported by the New York Stock Exchange was $31.41 per share. As of September 24, 2009, there were 1,073 record holders of our Class A common stock and 478 record holders of our Class B common stock.

We intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination regarding cash dividends will be made by our board of directors and will depend upon our earnings, financial condition, capital requirements, any limitations in our financing agreements, and other factors deemed relevant by the board. Payment of cash dividends is permitted by our bank credit facility, with a limitation on the aggregate amount of dividends that may be paid to shareholders.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $1.00 per share, 20,000,000 shares of Class B common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 24, 2009, we had outstanding 38,492,674 shares of Class A common stock and 4,139,606 shares of Class B common stock. As of September 24, 2009, we had 1,699,886 shares of Class A common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average price of $26.27 per share, 13,192 shares of Class A common stock reserved and available for future issuance under our stock option plans, and 4,139,606 shares of Class A common stock issuable upon conversion of our shares of Class B common stock then outstanding. As of September 24, 2009, no shares of preferred stock were outstanding. The following description of our capital stock is a summary only and is derived from our certificate of incorporation, which is incorporated by reference into this prospectus.

Common Stock

The Class A common stock and Class B common stock share equally in our earnings and are identical except with respect to rights on voting, dividends and share distributions and convertibility.

Voting Rights.  The Class A common stock and Class B common stock vote as a single class on all matters except election of directors and except as required by law. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. The holders of Class B common stock elect the remaining directors. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect our remaining eight directors. Our by-laws provide that each class of directors is further divided into three classes with staggered three-year terms. On all other matters, the holders of Class A common stock are entitled to one-tenth of a vote. Each share of Class B common stock is entitled to one vote. If the outstanding shares of Class A common stock become less than 10% of the aggregate number of outstanding shares of both classes combined, the holders of Class A common stock would not have the right to elect 25% of the board of directors. Directors would then be elected by all shareholders voting as a single class, with holders of Class A common stock having a one-tenth vote per share and holders of Class B common stock having one vote per share.

Dividends and Share Distributions.  Dividends may be paid on Class A common stock without paying a dividend on Class B common stock. No dividend may be paid on Class B common stock unless at least an equal dividend is paid on Class A common stock. Payment of dividends is limited by our bank credit facility.

Share distributions in shares of Class A common stock or Class B common stock may be paid only as follows. Shares of Class A common stock are paid to holders of shares of Class A common stock or, if there is no Class A common stock outstanding, to holders of Class B common stock. Shares of Class A common stock are paid to holders of Class A common stock and shares of Class B common stock are paid to holders of Class B common stock. The same number of shares must be paid in respect of each outstanding share of Class A common stock and Class B common stock.

We may not combine or subdivide shares of either class of common stock without at the same time proportionally subdividing or combing shares of the other class.

Conversion.  Each share of Class B common stock is convertible at the option of the holder at any time into Class A common stock on a one-for-one basis.

Preferred Stock

Our board of directors is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any shares of preferred stock.

PLAN OF DISTRIBUTION

We may sell the Class A common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement will state the terms of the offering of the Class A common stock, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the Class A common stock and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the securities exchange on which the Class A common stock may be listed.

If we use underwriters in the sale, the Class A common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The Class A common stock may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any Class A common stock will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such Class A common stock, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

The Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriter to whom the Class A common stock is sold by us for public offering and sale may make a market in the Class A common stock, but such underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Any underwriter or agent involved in the offer or sale of the Class A common stock will be named in the applicable prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in this prospectus, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the Class A common stock offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP. He and other attorneys in that firm beneficially own an aggregate of approximately 10,500 shares of Class A common stock.

EXPERTS

The consolidated financial statements and related financial statement schedule of Moog Inc. appearing in Moog Inc.’s Annual Report (Form 10-K) for the year ended September 27, 2008 and the effectiveness of Moog Inc.’s internal control over financial reporting as of September 27, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The aggregate estimated expenses in connection with the sale of the securities being registered hereby are currently anticipated to be as follows (all amounts are estimated).

Amount

Securities and Exchange Commission registration fee	$(1)
Printing expenses	(2)
Legal fees and expenses	$(2)
Accounting fees and expenses	(2)
Miscellaneous (including any applicable listing fees, rating agency fees and transfer agent’s fees and expenses)	$(2)
Total	$(2)

(1)	Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

(2)	Because an indeterminate amount of securities are covered by this registration statement, the expenses in connection with the issuance and distribution of securities cannot be estimated.

Item 15.	Indemnification of Directors and Officers.

Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for improper payment of dividends, or (iii) for any transaction from which the director receives an improper personal benefit. Moog’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b) of the BCL.

Moog’s By-Laws provide that Moog shall indemnify its directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

Moog has indemnification agreements with its directors. These agreements provide that directors are covered under Moog’s directors and officers liability insurance, indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

Item 16.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the East Aurora, New York, on this 28th day of September, 2009.

MOOG INC

By:	/s/ John R. Scannell
Name:     John R. Scannell
Title:     Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert T. Brady Robert T. Brady	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director	September 28, 2009

/s/ John R. Scannell John R. Scannell	Vice President and Chief Financial Officer (Principal Financial Officer)	September 28, 2009

/s/ Donald R. Fishback Donald R. Fishback	Vice President of Finance	September 28, 2009

/s/ Jennifer Walter Jennifer Walter	Controller (Principal Accounting Officer)	September 28, 2009

/s/ Richard A. Aubrecht Richard A. Aubrecht	Director	September 28, 2009

/s/ Robert R. Banta Robert R. Banta	Director	September 28, 2009

/s/ Raymond W. Boushie Raymond W. Boushie	Director	September 28, 2009

/s/ Joe C. Green Joe C. Green	Director	September 28, 2009

/s/ Peter J. Gundermann Peter J. Gundermann	Director	September 28, 2009

/s/ John D. Hendrick John D. Hendrick	Director	September 28, 2009

Signature	Title	Date

/s/ Kraig H. Kayser Kraig H. Kayser	Director	September 28, 2009

/s/ Brian J. Lipke Brian J. Lipke	Director	September 28, 2009

/s/ Robert H. Maskrey Robert H. Maskrey	Director	September 28, 2009

/s/ Albert F. Myers Albert F. Myers	Director	September 28, 2009

EXHIBIT INDEX

Exhibit No.	Description

* 1.1	Form of Underwriting Agreement
5.1	Opinion of Hodgson Russ LLP (including consent of counsel)
23.1	Consent of Hodgson Russ LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP

*	To be filed by amendment or under subsequent Current Report on Form 8-K.